                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               ALPHA MICROSYSTEMS
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                               ALPHA MICROSYSTEMS
                           3511 WEST SUNFLOWER AVENUE
                          SANTA ANA, CALIFORNIA 92704

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

Dear Fellow Shareholder:

     The annual meeting of shareholders (the "Annual Meeting") of Alpha Microsystems (the "Company") will be held at 2722 S. Fairview Street, Santa Ana, California 92704 on Friday, July 14, 1995, at 10:00 a.m., local time, for the following purposes:

     1.  To elect directors of the Company;

     2. To ratify the appointment of Ernst & Young as independent auditors of the Company and its subsidiaries for the year ending February 25, 1996; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on May 19, 1995 as the record date for the determination of shareholders who are entitled to notice of and to vote at the Annual Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND AND TO VOTE AT THIS MEETING IN PERSON. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND. IN THE EVENT A SHAREHOLDER WHO HAS RETURNED A SIGNED PROXY CARD ELECTS TO ATTEND THE MEETING AND VOTE IN PERSON, THE SHAREHOLDER WILL BE ENTITLED TO VOTE.

                                          By Order of the Board of Directors,


                                             /s/  John F. Glade
                                          ------------------------
                                          John F. Glade, Secretary

Santa Ana, California
June 9, 1995

                               ALPHA MICROSYSTEMS
                           3511 WEST SUNFLOWER AVENUE
                          SANTA ANA, CALIFORNIA 92704

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This proxy statement and the enclosed proxy card are being mailed on or about June 9, 1995 to shareholders of record on May 19, 1995 of Alpha Microsystems (the "Company") in connection with the solicitation by its Board of Directors of proxies for use at the 1995 Annual Meeting of Shareholders, and at any and all adjournments or postponements thereof (the "Annual Meeting"), notice of which appears on the preceding page.

     If a proxy card in the accompanying form is duly executed and returned, the shares represented thereby will be voted in accordance with the instructions contained on it. If no contrary instructions are given, the shares represented by the proxy card will be voted FOR the Board's nominees for directors and FOR the other proposals described herein. A shareholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (i) by delivering to the Company an instrument revoking the proxy; (ii) by delivering to the Company a duly executed proxy bearing a later date; or (iii) if the shareholder executing the proxy is present at the Annual Meeting and votes in person. If the proxy is not revoked it will be voted by one or more of those named thereon.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only shareholders of record at the close of business on May 19, 1995 are eligible to receive notice of and to vote at the Annual Meeting in person or by proxy. The only class of voting stock of the Company is its common stock, no par value (the "Common Stock"), and at May 19, 1995, 6,572,953 shares were issued and outstanding. Each share is entitled to one vote.

     A majority of the outstanding shares of common stock is necessary to provide a quorum for the meeting. Abstentions and "broker non-votes" are counted for purposes of determining whether the quorum requirement is satisfied. With respect to Item 1, directors are elected by a plurality of the affirmative votes cast. Thus abstentions and "broker non-votes" have no effect on the election of directors. If one or more shareholders gives notice at the Annual Meeting prior to the voting of their intention to cumulate their votes in the election of directors, all shareholders entitled to vote shall have the right to so cumulate their votes and to give one candidate, who has been nominated prior to voting, a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his or her shares are entitled, or to distribute such votes among two or more such candidates on the same principle in such proportions as each shareholder may determine. The enclosed form of proxy includes authority to cumulate votes, in the discretion of the proxies named thereon, and each of them, for the election of directors and thereby to distribute, in such proportion as the proxies see fit, the votes represented by the proxy card among the five nominees named herein or any substitute person or persons nominated by the Board of Directors for election to the Board.

     In accordance with California law, the approval of the auditors (Proposal
2) requires the vote of a majority of the shares represented and voting; thus neither abstentions nor "broker non-votes" are counted in determining whether this proposal has been approved.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The directors of the Company are elected annually and serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The Bylaws of the Company provide that the authorized number of directors of the Company shall be not less than five nor more than nine, with the exact number as determined by resolution of the Board of Directors. The Board of Directors has established the number of directors as five. The Board of Directors has nominated the individuals named in the table below to serve as members of the Board of Directors of the Company, and, if the enclosed proxy card is duly executed and returned, it will be voted in favor of those individuals, unless otherwise specified. Management has been informed that all nominees are willing to serve as directors, but if any of them should be unable to serve, or for good cause will not serve, as a director, the proxy holders will vote for the election of such other person or persons as they, in the exercise of their discretionary authority, may choose. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

     There are no family relationships between any director, director nominee or executive officer and any other director, director nominee or executive officer of the Company. There are no arrangements or understandings between any director, director nominee or executive officer and any other person pursuant to which he has been or will be selected as a director and/or executive officer of the Company.

                  INFORMATION CONCERNING NOMINEES FOR DIRECTOR

                                                                                      DIRECTOR
                                                                                       SINCE
                                                                                      --------
    Rockell N. Hankin, 48, is a senior partner of Hankin & Co., which was               1987
      established in June 1986 and provides consulting services. Mr. Hankin is also a Director of Semtech Corporation (ASE), which manufactures electronic components, and a Director of Sparta, Inc., which provides a wide range of scientific, engineering and technical assistance services, primarily for the
      U.S. military services and the Department of Defense.

    Harry L. Hathaway, 58, is a partner in the law firm of Fulbright & Jaworski,        1987
      where he specializes in business and commercial law. Mr. Hathaway was a partner in the law firm of Hill, Farrer & Burrill from 1972 to 1989. Mr.
      Hathaway is a Director of Prudential Overall Supply, a privately-held company which provides uniform cleaning service and manufacturing of uniform garments.

    Richard E. Mahmarian, 58, is Vice Chairman of the Board and Executive Vice          1995
      President of RJS, Inc., a manufacturer of bar code printers, verification scanners, software, and consumable products. Mr. Mahmarian has been a principal of RJS, Inc. since 1987, when it was purchased in a leveraged buyout. Prior to joining RJS, Inc., he held various management positions for
      Manx Engineering Corporation, Bell & Howell Company, Northrop Corporation and
      NCR Corporation.

                                                                                      DIRECTOR
                                                                                       SINCE
                                                                                      --------
    Clarke E. Reynolds, 74, has served as Chairman of the Board of Directors of the     1989
      Company since May, 1991. Mr. Reynolds served as Chief Executive Officer of the
      Company from January 1991 to August 1991, as President from November 1990 to
      May 1991, as Vice Chairman of the Board from October 1990 to May 1991, and as
      Chief Operating Officer of the Company from November 1990 to May 1991. Mr.
      Reynolds provided independent consulting services to the Company from 1984 through 1990, was an employee of the Company from November 1990 through May
      1993, and presently provides independent consulting services to the Company.
      Mr. Reynolds was previously employed by NCR Corporation for over 47 years, during which time Mr. Reynolds held a variety of sales and marketing and general management positions including Vice President Pacific Region, Managing
      Director and Chairman of the Board NCR United Kingdom, Vice President NCR
      Europe and Vice President Executive Office. Mr. Reynolds serves as a Director of Sparta, Inc., which provides a wide range of scientific, engineering and technical assistance services, primarily for the U.S. military services and the Department of Defense.

    Douglas J. Tullio, 52, has served as President of the Company since May 1991 and    1991
      was appointed Chief Executive Officer in August 1991. Mr. Tullio also served as Chief Operating Officer from May 1991 to March 1994. Mr. Tullio joined the
      Company in January 1990 and served as Executive Vice President of Alpha
      Microsystems and President of the Company's subsidiaries, Rexon Business
      Machines and AMS Computers. (In April 1990, these subsidiaries were merged into the Company.) From 1984 to 1989, he worked for General Automation, Inc., in the positions of President and member of the Board of Directors, Executive
      Vice President, Vice President, General Manager and Vice President of Sales
      and Marketing.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE FIVE DIRECTORS TO THE BOARD.

BOARD COMMITTEES

     The Company has Audit, Compensation, Executive and Stock Option Committees, as well as a Nominating Committee. The Audit Committee is currently composed of Messrs. Rockell N. Hankin and Harry L. Hathaway, and its functions include recommending to the Board of Directors the engagement and discharge of the independent auditors, reviewing the performance of the independent auditors, reviewing the independent auditors' fees and reviewing the adequacy of the Company's system of internal accounting controls. The Compensation Committee is currently composed of Messrs. Rockell N. Hankin, Harry L. Hathaway and Clarke E. Reynolds, and its functions include making recommendations with respect to compensation of officers and employees of the Company and reviewing annually the compensation structure of the Company. The Executive Committee is currently composed of Messrs. Rockell N. Hankin, Harry L. Hathaway, Clarke E. Reynolds and Douglas J. Tullio, and it is vested with the authority and responsibility to exercise all the authority of the Board subject to the limitations imposed by California law and the Company's Bylaws. The Stock Option Committee is currently composed of Messrs. Rockell N. Hankin and Harry L. Hathaway, and administers the Company's stock incentive award plan and the Company's incentive and non-qualified stock option plans. The Nominating Committee is currently composed of Messrs. Rockell N. Hankin, Harry L. Hathaway, Douglas J. Tullio and Clarke E. Reynolds, and considers nominees for Director recommended by the shareholders.

MEETINGS OF BOARD

     During the fiscal year ended February 26, 1995, there were eleven meetings of the Board of Directors of the Company. The Audit Committee met once, the Compensation Committee met once, and the Executive Committee met once.

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                 AND MANAGEMENT

     The following table contains certain information as of May 19, 1995 as to each director, each individual included in the Summary Compensation Table who continued to be an employee of the Company as of May 19, 1995, all officers and directors as a group and each person who, to the knowledge of the Company, was the beneficial owner of 5% or more of the outstanding shares of Common Stock. Persons named in the following table have sole voting and investment powers with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable, and other information contained in the footnotes to the table. Information with respect to beneficial ownership is based on the Company's Common Stock records and data supplied to the Company by its shareholders.

                       NAME OR IDENTITY                    NUMBER OF SHARES        PERCENT OF
                           OF GROUP                      BENEFICIALLY OWNED(1)       CLASS
                       ----------------                  ---------------------     ----------
        ISC International Systems Corporation..........         586,000(2)             8.3
        Brinson Partners, Inc..........................         937,000(3)            13.2
        Rockell N. Hankin..............................          16,000                 *
        Harry L. Hathaway..............................          17,000                 *
        Clarke E. Reynolds.............................          39,500                 *
        Douglas J. Tullio..............................         214,970                3.2
        John F. Glade..................................         192,700(4)             2.9
        Philip D. Smith................................           2,000                 *
        All directors and officers as a group
          (8 persons)..................................         506,220                7.4

- - ---------------

 *  Does not exceed 1% of the outstanding shares of Common Stock of the Company.

(1) Includes shares issuable upon exercise of options and warrants which are presently exercisable or will become exercisable on or before July 1, 1995. Options and warrants representing the right to acquire a total of 259,020 shares are presently exercisable or will become exercisable on or before July 1, 1995, by all officers and directors, as a group. Also includes shares escrowed under the Company's Stock Award Plan.

(2) Based upon information provided by such shareholder in a Schedule 13D dated March 31, 1994. The business address of such shareholder is 5170 Colorado Street, Long Beach, California 90803. ISC International Systems Corporation is wholly owned by ISC Holding GMBH, whose address is c/o Mader GmBH DeimlerstraBe 6, 70771, Leinfelden-Echterdingen, Germany.

(3) Based upon information provided to the Company by such shareholder in a
    Schedule 13D dated February 9, 1995, indicating that a portion of such shares was owned as of the date of such filing directly by Brinson Partners, Inc., and a portion was owned by its wholly owned subsidiary, Brinson Trust Company. The shares beneficially owned include 598,000 actually owned and 339,000 which could be acquired through exercise of warrants. The business address of Brinson Partners, Inc., and Brinson Trust Company is 209 South LaSalle, Chicago, Illinois 60604-1295.

(4) Includes 21,000 shares owned directly by Mr. Glade individually and 160,200 shares held in a revocable trust of which Mr. Glade and his wife, Alana L. Glade, are sole trustees. Mr. and Mrs. Glade, acting jointly, have the power to vote and dispose of such shares.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth for each of the Company's five most highly compensated key executive officers, compensation allocated or paid on or before May 5, 1995, for services in all capacities with the Company and its subsidiaries during the fiscal year ended February 26, 1995.

                                                                                      LONG TERM COMPENSATION
                                                                                    ---------------------------
                                                                                              AWARDS
                                                     ANNUAL COMPENSATION            ---------------------------
                                             ------------------------------------                    SECURITIES
                                                                          OTHER                      UNDERLYING
                                                                         ANNUAL       RESTRICTED      OPTIONS/    ALL OTHER
              NAME AND                                                   COMPEN-        STOCK           SARS       COMPEN-
         PRINCIPAL POSITION           YEAR   SALARY($)     BONUS($)     SATION($)   AWARD(S)($)(1)     (#)(2)     SATION(3)
         ------------------           ----   ---------     --------     ---------   --------------   ----------   ---------
Douglas J. Tullio                     1995    206,400       28,359(6)      *             7,500               0        514
  President and CEO                   1994    199,125       80,000         *                 0         251,939      2,332
                                      1993    209,989        4,375(6)      *            13,125          40,000      4,364
John D. Murray(4)                     1995    162,445       15,000         *                 0               0        740
  Chief Financial Officer             1994    141,440       50,000         *                 0         166,763        920
  Chief Operating Officer             1993     70,345            0         *                 0          30,000          0
John F. Glade                         1995    133,262       17,430(6)      *             3,750               0        365
  Vice President, Engineering and     1994    119,187       40,000         *                 0          10,000      1,391
  Manufacturing, and Secretary        1993    120,366        2,813(6)      *             8,437               0      2,903
Gerald Knight(5)                      1995    109,246            0         *                 0               0        422
  Vice President, Service             1994    134,831(7)         0         *                 0           5,000        981
                                      1993    110,234        2,500(6)      *             7,500               0      2,556
Philip D. Smith                       1995    114,821            0         *                 0               0        321
  Vice President, Sales               1994    126,037            0         *                 0               0          0
  and Marketing                       1993    135,915       31,720(6)      *                 0               0          0

- - ---------------

 * Aggregate amount does not exceed 10% of the total of annual salary and bonus reported for the named executive officer.

(1) The number of aggregate restricted unvested stock holdings outstanding as of February 26, 1995, was 12,000 and the aggregate value of such restricted stock was $9,375. Subsequent to February 26, 1995, 7,500 shares of restricted stock were awarded to Mr. Tullio and 3,750 shares of restricted stock were awarded to Mr. Glade as additional compensation for fiscal 1995. Such shares vest 50% on May 5, 1996 and 50% on May 5, 1997. All other stock awards were granted on August 11, 1992 and vest in 25 percent increments on the date of grant, and on the first, second and third anniversary of the grant date. Aggregate restricted stock holdings as of February 26, 1995 were as follows: Douglas J. Tullio: 3,500 having a value of $3,281, all of which vest on August 11, 1995; John F. Glade: 2,250 having a value of $2,109, all of which vest on August 11, 1995; and Gerald Knight: 2,000 shares having a value of $1,875, all of which would have vested on August 11, 1995 if he had remained in the employment of the Company. Although the Company has not paid and does not anticipate paying dividends, any dividends paid would accrue to the benefit of the grantees.

(2) All options were granted under the Company's Nonqualified Stock Option Plan, excepting options granted to Mr. Tullio representing 191,939 shares and options granted to Mr. Murray representing 136,763 shares which were granted under the 1993 Alpha Microsystems Employee Stock Option Plan.

(3) Consists solely of Company contributions to the Employee Profit Sharing and Savings Plan.

(4) Mr. Murray resigned as Chief Financial Officer and Chief Operating Officer effective January 15, 1995.

(5) Mr. Knight resigned as Vice President, Service effective February 14, 1995.

(6) Includes awards of stock in the following amounts: for fiscal 1995: Tullio:
    $5,859, and Glade: $2,930; for fiscal 1993: Tullio: $4,375, Glade: $2,813, and Knight: $2,500.

(7) Includes commissions of $33,844 paid to Mr. Knight.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for acting as a member of the Board of Directors or any committee thereof. Outside directors receive a monthly retainer of $2,000, and a fee of $1,000 for each Board meeting and committee meeting (excluding telephonic meetings) attended in excess of 12 each year, with all Board and committee meetings held in a single day to be deemed as one meeting. In addition, directors are reimbursed for their reasonable travel expenses incurred for attendance at such meetings.

     In June 1993, the Company entered into a Consulting Agreement with Mr. Reynolds whereby Mr. Reynolds agrees to provide consulting services to the Company. Under the agreement, the Company pays to Mr. Reynolds a retainer of $2,000 per month. The agreement may be terminated by either party upon 30 days' written notice.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is composed of Messrs. Hankin, Hathaway and Reynolds and its functions include making recommendations with respect to the compensation of officers and employees of the Company and reviewing annually the compensation structure of the Company. Mr. Reynolds is Chairman of the Board and has served the Company in the past in numerous executive positions, including Chief Executive Officer.

FISCAL YEAR-END VALUES OF OUTSTANDING STOCK OPTIONS

     The following table provides information, with respect to the named executive officers concerning unexercised stock options held as of the end of the Company's 1995 fiscal year.

                         FISCAL YEAR-END OPTION/VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                 NUMBER OF                  UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                   SHARES       VALUE        OPTIONS AT FY-END(#)                FY-END(#)
                                ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
        NAME                    EXERCISE(#)      ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----                    -----------    --------   -----------   -------------   -----------   -------------
Douglas J. Tullio.............          0          0        155,970        146,149           0              0
John D. Murray................      6,000          0         92,382         98,381           0              0
John F. Glade.................          0          0          5,000          5,000           0              0
Gerald Knight.................          0          0          3,750          1,250           0              0
Philip D. Smith...............          0          0              0              0           0              0

EMPLOYMENT AGREEMENTS AND GUARANTEED SEVERANCE PAYMENTS

     The Company has entered into employment agreements with Messrs. Tullio and Glade. The agreements establish each employee's base salary and entitle each employee to receive benefits, vacation and sick leave in accordance with the Company's policies. The agreements are not for any specified term as either party may terminate the employment relationship at any time in accordance with the terms of the agreements. The agreements also contain provisions concerning the non-disclosure by the employee of Company proprietary information and the ownership of inventions conceived or made by the employee during the period of employment with the Company. Pursuant to such employment agreements, under certain circumstances, if an officer is terminated, voluntarily or involuntarily, as a result of a "change in control" of the Company during the term of his employment, the officer shall be entitled to monthly severance payments for a period ranging under the individual agreements from 90 days to as much as eighteen (18) months (the "Severance Period") following the effective date of such termination. The term "change in control" means any of the following: (a) merger or consolidation of the Company; (b) sale of all or substantially all of the assets of the Company; (c) sale of more than 50% of the outstanding common stock of the Company by any person or persons; or (d) change of identity of at least a majority of the Board of Directors within a twelve-month period. The severance payments are based upon the average total compensation paid to such officer during the previous fiscal year (excluding any non-cash compensation). The severance payments shall be reduced by any compensation, fees or remuneration received by such officer during the Severance Period. The Company is also obligated to continue to provide medical and dental benefits to the officer during the Severance Period. Additionally, any rights the officer may have in connection with Company's stock options and stock awards and the Company's profit sharing plan shall continue uninterrupted during the Severance Period, to the extent permitted by applicable tax law, other laws and the Company plans. The severance payments to the executive officers are required, under certain circumstances, to be placed in a trust to ensure payment.

     In addition to the foregoing, Mr. Tullio is entitled to receive severance payments and a continuation of employee benefits following termination if termination is for any reason other than for causes arising out of breach of Company policy or illegal acts. Such severance payments and benefits are for up to six (6) months for Mr. Tullio.

     The Company has also entered into an agreement with Michael J. Lowell, its Vice President and Chief Financial Officer, pursuant to which Mr. Lowell is entitled to receive six months termination pay at his base rate of pay in effect at the time of termination if his employment is terminated by the Company for any reason other than misconduct, fraud, or other unlawful acts.

     John D. Murray, the Company's former Chief Operating Officer and Chief Financial Officer, and the Company have executed a Separation Agreement and Agreement to Provide Consulting Services. Pursuant to the terms of such agreement, Mr. Murray will provide certain consulting services to the Company through August 31, 1995, and the Company will pay to Mr. Murray the sum of Fifteen Thousand Dollars per month for the six months ending August 31, 1995, and will pay the premiums for continued group health insurance coverage through June 30, 1996.

     Gerald Knight, the Company's former Vice President, Service, and the Company entered into an agreement pursuant to which Mr. Knight received guaranteed severance payments equal to his prior salary for a period of twelve
(12) weeks.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with its directors and certain key officers which provide such individuals with contractual indemnification rights similar in scope to the applicable sections of the Company's Bylaws. Such indemnification agreements apply retroactively as well as prospectively to any actions taken by the indemnified parties while serving as officers or directors of the Company. Such indemnification agreements also provide that the Company shall indemnify such persons to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the indemnification agreement, the Company's Articles of Incorporation, the Company's Bylaws or by statute.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), together with the Stock Option Committee, is responsible for setting the salaries and administering the policies and programs that govern annual compensation and employee stock ownership programs. The Committee annually evaluates the performance and determines the compensation of the Chief Executive Officer ("CEO") and the Company's other executive officers based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other similarly sized companies in the Company's industry segment.

     The goal of the Committee with respect to the CEO and other executive officers is to provide compensation sufficient to attract, motivate and retain executives of outstanding ability. The Committee has historically established the base salary of the CEO and other executive officers based primarily upon a review of readily available salary surveys of similarly sized companies in the Company's industry segment. The Committee had established base salaries for fiscal 1994 in approximately the seventy-fifth percentile of the salaries reported by the American Electronics Association and the Radford Associates Total Management Compensation Report, which includes the salaries paid by 329 high-tech companies. (Salary surveys of those companies included as comparison for the stock performance table below were not available.) The Committee established the base salaries of the CEO and other executive officers for fiscal 1995 based upon the 1994 salaries, with adjustments for changes in responsibility. Such base salaries also reflect voluntary pay cuts accepted by certain management in recognition of the difficult challenges facing the Company and the sacrifices of the Company's work force. Fluctuations in base salary of certain management reflect the impact of commission and bonus programs for various product and service lines.

     At the beginning of fiscal 1995, certain goals for fiscal 1995 were established for the Company, the CEO and certain executive management. These goals were based upon the Company's transition strategy and included: (i) consolidation of European operations; (ii) reduction of expenses and establishment of new asset management techniques; (iii) continued migration toward systems assembly and integration; (iv) concentration on vertical software markets; (v) emphasis on the services operation; and (vi) introduction of new products. Using these goals as the primary criteria, the Committee established a bonus incentive program for fiscal 1995 for the CEO and certain other executive management based upon both individual and company performance, which based upon prior surveys yielded the opportunity to earn bonuses in the ninety percentile range of comparable companies. Goals for management with direct responsibility for sales and service operations, and incentive compensation to be based upon such goals, were implemented through commission programs rather than through an incentive bonus program.

     Despite the need to write down assets due to obsolescence and the carrying value of assets being less than market value, the Committee agreed that the majority of the goals were accomplished, largely as a result of the leadership exhibited by the CEO: Alpha Microsystems Belgium, S.A. was sold to a member of its local management; the Company increased its investment in marketing resources for its services operation and developed a focused business plan; the Company developed a plan to relocate its Santa Ana, California facility, which will result in annual savings of approximately $400,000; various new products were introduced; and certain non-strategic product lines were sold in order to permit the Company to increase its focus on key new products such as PANDA (food service administration software) and Alpha 2000 (dental practice administration software).

     However, while the Committee believed that the CEO and other management for whom such goals had been set had substantially met their goals, the Committee recognized that the Company had not met its primary goal of a return to profitability. Accordingly, the Committee awarded limited bonuses to Mr. Tullio and Mr. Glade, in recognition of their individual efforts, equal to $22,500 and $14,500 respectively, as well as token stock awards. Additionally, the Company as part of its fiscal 1996 compensation package, awarded additional stock options to such management in order to provide them with the incentive and opportunity to share in future growth.

     Members of the Compensation Committee submitting this Report are Clarke E. Reynolds, Chairman, Rockell N. Hankin and Harry L. Hathaway. Messrs. Hankin and Hathaway also constitute the Stock Option Committee.

COMMON STOCK PERFORMANCE

     The following graph compares the percentage change in the Company's cumulative total shareholder return on common stock over the last five-year period with the performances of the Nasdaq Market Index and the Media General Financial Services Industry Group 071 (Computers, Subsystems and Peripherals) Index over the same period. The returns were calculated assuming the value of the investment in the Company's stock and each index were $100 on March 1, 1988, and that all dividends were reinvested.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

      MEASUREMENT PERIOD                 ALPHA         INDUSTRY
    (FISCAL YEAR COVERED)            MICROSYSTEMS       INDEX       BROAD MARKET
1990                                       100             100             100
1991                                     50.00          116.58          104.75
1992                                     56.25          105.19          115.76
1993                                     78.13           86.04          115.95
1994                                     60.16          103.39          147.74
1995                                     23.44          115.99          141.05

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended February 26, 1995 all such reports required pursuant to Section 16(a) by the Company's officers, directors and greater than ten-percent beneficial owners were timely filed.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed Ernst & Young, certified public accountants, as independent auditors of the Company for the year ending February 25, 1996.

     Arthur Young & Company, the predecessor to Ernst & Young, began serving the Company in 1981. Ernst & Young has no direct financial interest or any material indirect financial interest in the Company or its subsidiaries, and has had no connection with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     The Company anticipates that a representative of Ernst & Young will be present at the Annual Meeting. Such representative will have an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE FISCAL YEAR ENDING FEBRUARY 25, 1996.

                     DEADLINE FOR SUBMITTING PROPOSALS FOR
                           NEXT YEAR'S ANNUAL MEETING

     Any proposal intended to be presented by a shareholder at the 1996 Annual Meeting of Shareholders must be received by the Secretary of the Company at the Company's principal office not later than February 9, 1996 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. Pursuant to the Company's By-laws, any shareholder wishing to make nominations for director, or bring other business to any meeting of the shareholders of the Company, must give written notice to the Secretary of the Company not less than 90 days in advance of such meeting or, if later, the tenth day following the first public announcement of the date of such meeting. The required content of such notice is set forth in the Company's Bylaws, a copy of which may be obtained by writing to the Secretary of the Company at the address set forth below.

                            EXPENSES OF SOLICITATION

     The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally by telephone or telegraph. The Company may reimburse persons holding shares in their own names or in the names of their nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the meeting, but if other matters are properly presented at the meeting, the persons named in the proxy will exercise their discretionary authority to vote on such matters as well as other matters incident to the conduct of the meeting.

     The Company has filed its Annual Report on Form 10-K for the year ended February 26, 1995, with the Securities and Exchange Commission. This report contains detailed information concerning the Company and its operations, supplementary financial information and certain schedules which may not be included in the Annual Report to Shareholders. A COPY OF THIS REPORT, EXCLUDING EXHIBITS, WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO MICHAEL J. LOWELL, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 3511 WEST SUNFLOWER AVENUE, SANTA ANA, CALIFORNIA 92704, IF REQUESTED PRIOR TO JUNE 30, 1995, AND THEREAFTER TO MICHAEL J. LOWELL, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 2722 S. FAIRVIEW STREET, SANTA ANA, CALIFORNIA 92704. A COPY

OF ANY EXHIBIT WILL BE FURNISHED TO ANY SHAREHOLDER UPON WRITTEN REQUEST AND PAYMENT TO THE COMPANY OF A COPYING CHARGE OF 25 CENTS PER PAGE. REQUESTS FOR COPIES OF EXHIBITS SHOULD ALSO BE DIRECTED TO INVESTOR RELATIONS AT THE ABOVE ADDRESS.

                                          By Order of the Board of Directors,


                                            /s/  John F. Glade
                                          ------------------------
                                          John F. Glade, Secretary

June 9, 1995

                              ALPHA MICROSYSTEMS
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
        ALPHA MICROSYSTEMS FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS

        The undersigned shareholder(s) of Alpha Microsystems (the "Company") hereby appoints Clarke E. Reynolds, John F. Glade, or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Friday, July 14, 1995, at 2722 S. Fairview Street, Santa Ana, California at 10:00 a.m. and at any and all adjournments or postponements thereof (the "Annual Meeting"), to vote all shares of the capital stock of the Company held by the undersigned as if the undersigned were present and voting such shares.

        Such proxies are directed to vote as specified on the reverse side or, if no specification is made, FOR election of the directors named in the Company's proxy statement (a copy of which the undersigned hereby acknowledges receiving), FOR the ratification of Ernst & Young as independent auditors of the Company and its subsidiaries for the fiscal year ending February 25, 1996, and to vote in accordance with their discretion on such other matters that may properly come before the Annual Meeting. Such authority includes the right, in the discretion of the proxies, and each of them, to cumulate votes for the election of directors and thereby to distribute, in such proportion as the proxies see fit, the votes represented by the proxy among the five nominees named on the reverse side or any substitute person or persons nominated by the Board of Directors for election to the Board. To vote in accordance with the Board of Directors' recommendations, merely sign on the reverse side; no boxes need to be checked.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

       CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE





1. ELECTION OF DIRECTORS                          NOMINEES: Rockell N. Hankin, Harry L. Hathaway, Richard E. Mahmarian, Clarke E.
                                                            Reynolds and Douglas J. Tullio
 FOR all nominees             WITHHOLD
listed to the right           AUTHORITY           (INSTRUCTION: To withhold authority to vote for any individual nominee, write that
(except as marked      to vote for all nominees                 nominee's name in the space provided below.)
 to the contrary)         listed to the right
                                                  ----------------------------------------------------------------------------------

2. Ratification of Ernst & Young as               3. To transact such other business as may properly come before the
   independent auditors of the                       meeting or any adjournment thereof.
   Company and its subsidiaries for the
   fiscal year ending February 25, 1996.

      FOR    AGAINST    ABSTAIN

                                                                 PLEASE MARK BOXES [-] or [X]

                                                                 Dated:                                                       , 1995
                                                                        ------------------------------------------------------

                                                                 -------------------------------------------------------------------
                                                                                      SIGNATURE(S) OF SHAREHOLDER(S)
                                                                 Please sign exactly as your name appears on this Proxy. If signing as executor, administrator, trustee, guardian, attorney or for a corporation, please give full title as such. For joint accounts or co-fiduciaries, all joint owners or co-fiduciaries should sign.
  ------------------------------------------------
    "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
    PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"
  ------------------------------------------------